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                                                                   EXHIBIT 10.36

                              RESCISSION AGREEMENT

                                  BY AND AMONG

                   NATIONAL HEALTHCARE RECOVERY SERVICES, LLC

                                  IM COMET, LLC

                            EPS SOLUTIONS CORPORATION

                                       AND


                     ENTERPRISE PROFIT SOLUTIONS CORPORATION




                               NOVEMBER 24, 1999



        EXECUTION COPY



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                              RESCISSION AGREEMENT

        THIS RESCISSION AGREEMENT (this "AGREEMENT") is entered into as of November 24, 1999 by and among EPS Solutions Corporation, a Delaware corporation ("EPS"), Enterprise Profit Solutions Corporation, a Delaware corporation ("EPSC"), National HealthCare Recovery Services, LLC, a Delaware limited liability company ("NHRS"), and IM Comet, LLC, a Nevada limited liability company ("IM COMET"). Dennis Nystrom, an individual ("NYSTROM"), Debra Law, an individual ("LAW") and IM Comet are each hereinafter referred to as a "MEMBER," and collectively, the "MEMBERS."

        A. Pursuant to that certain Securities Purchase Agreement, dated March 1, 1999, by and among EPS, NHRS and the Members (the "SECURITIES PURCHASE AGREEMENT"), EPS purchased from the Members 100% of the outstanding membership units of NHRS (the "MEMBERSHIP INTERESTS").

        B. Pursuant to the Securities Purchase Agreement, EPS paid an aggregate purchase price of $9,350,000 (the "PURCHASE PRICE") for the Membership Interests as follows: $1,000,000 cash to Nystrom, $67,427.26 cash to Law and the cancellation of indebtedness of Law in favor of EPS of $532,572.74, the issuance by EPS of a promissory note in the amount of $6,400,000 to IM Comet (the "EPS NOTE"), and the payment of $1,350,000 pre-acquisition indebtedness of NHRS.

        C. EPS purchased the membership units of NHRS from the Members based upon anticipated profitable performance of the NHRS business (the "BUSINESS") and the Business has not performed as anticipated. EPS desires to discontinue funding the operating losses of NHRS.

        D. To settle all matters between the parties hereto with respect to the sale and purchase of the Membership Interests acquired by EPS from IM Comet the parties agree that the appropriate remedy is to rescind the purchase by EPS of Membership Interests from IM Comet contemplated by the Securities Purchase Agreement upon the terms and conditions set forth herein.

        E. The parties hereto desire to rescind the purchase by EPS of Membership Interests from IM Comet in its entirety such that such purchase is void ab initio, and return the parties to the same legal and economic positions that they would have occupied had the purchase by EPS of Membership Interests from IM Comet never been effected.

        F. Concurrent herewith, EPSC, EPS, Christopher Massey, Erik Watts, 1758 Primary Properties, Limited Partnership, 1910 Properties, Ltd., and IM Comet are entering into a Settlement Agreement (the "SETTLEMENT AGREEMENT").

        G. It is a condition to the Settlement Agreement that the parties enter into this Agreement.



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        NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. RESCISSION.

        1.1 RESCISSION OF SECURITIES PURCHASE AGREEMENT.

        (a) Subject to the terms and conditions set forth in this Agreement, on or as soon as practicable after the date on which EPSC obtains the Bank Release (as defined in Section 4.4) and with at least two business day's prior written notice to IM Comet, EPS and EPSC shall execute and deliver to IM Comet the Assignment Agreement in the form of Exhibit A (the "ASSIGNMENT AGREEMENT"), which is being executed and delivered by IM Comet to EPS and EPSC concurrently herewith. The date EPS and EPSC deliver the Assignment Agreement will be the "ASSIGNMENT DATE." The effect of the execution and delivery by EPS and EPSC of the Assignment Agreement will be to return to IM Comet the Membership Interests in NHRS that it sold to EPS pursuant to the Securities Purchase Agreement and to rescind the purchase by EPS of NHRS Membership Interests from IM Comet pursuant to the Securities Purchase Agreement in its entirety such that the purchase is void ab initio, and each of the rights, interests, obligations or liabilities of the parties set forth in or arising pursuant to the Securities Purchase Agreement shall be deemed to be of no force and effect.

        (b) IM Comet will be entitled to revoke its execution and delivery of the Assignment Agreement only before the Assignment Date and only (i) if IM Comet is not in material breach of this Agreement or the Settlement Agreement or any Separation Documents referred to therein and EPS or EPSC breaches this Agreement or the Settlement Agreement or any Separation Documents referred to therein in any material respect and fails to cure the breach within 15 days of receipt of notice from IM Comet demanding cure, or (ii) pursuant to Section 4.4 hereof. In the event of the revocation of the Assignment Agreement or the termination of this Agreement as provided in Section 4.4 hereof, (A) subject to obtaining any necessary bank consents (which EPS agrees to use commercially reasonable efforts to obtain), EPS and EPSC shall promptly take all action necessary to cause NHRS to cease the conduct of Business and EPS and EPSC shall refrain from conducting the Business in the future, either directly or indirectly through Affiliates or otherwise; (B) all obligations of the parties hereunder, including, without limitation, the obligations set forth in Sections 1.2, 1.3, 4.4 and 4.5 hereof, shall cease and be of no further force and effect;
(C) the subordinated promissory note payable to IM Comet in the principal amount of $6.4 million issued in connection with the purchase of NHRS by EPS (and accrued interest thereon) will be canceled; (D) the repurchase pursuant to the Settlement Agreement by EPS from IM Comet of 290,000 of the Repurchased Shares (as defined in the Settlement Agreement) will be rescinded and IM Comet will pay to EPS $5,800, representing return to EPS of $.02 per share for such 290,000 shares from the amount paid by EPS pursuant to Section 2.1 of the Settlement Agreement (which shares shall be certificated in the same manner as other shares of EPS common stock held by IM Comet as of November 1, 1999); and (E) IM Comet will, as maker, issue to EPS promissory notes in the form, on the terms and in the amounts of the First NHRS Note (as defined in Section 1.2), the Second NHRS Note (as defined in Section 1.3) and, if Nystrom and Law have not entered into an Additional


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Rescission (as defined in Section 4.7), the Third NHRS Note (as defined in
Section 4.7).

        1.2 REPAYMENT OF PURCHASE PRICE; LOAN TO NHRS. Concurrently with receipt from EPS and EPSC of the Assignment Agreement as described in Section 1.1: (i) IM Comet shall deliver to EPS the EPS Note, marked "canceled" and all obligations on the EPS Note shall be canceled and terminated as of such date and any interest paid on the EPS Note shall be returned to EPS; and (ii) IM Comet shall pay EPS by wire transfer $1,350,000 to reimburse EPS for its payment of the pre-acquisition indebtedness obligation of NHRS to Comet Capital Corporation NV and IM Investments, Inc., paid by EPS at the closing of the transactions contemplated by the Securities Purchase Agreement. Concurrently with the delivery of EPS and EPSC of the Assignment Agreement as provided in Section 1.1 and upon receipt of the amounts to be paid pursuant to the preceding sentence, EPS, either directly or through EPSC, shall make a cash advance to NHRS in the principal amount of $1,350,000 and NHRS shall execute and deliver to EPS a promissory note (the "FIRST NHRS NOTE") in the principal amount of $1,350,000 in the form of Exhibit B to evidence the obligation of NHRS to repay the advance to EPS. All cash transactions described in this Section 1.2 shall be effected by wire transfer through appropriate accounts established by the respective parties.

        1.3 REPAYMENT OF THE NHRS OBLIGATIONS. From March 1, 1999 through November 15, 1999, NHRS had a negative cash flow from operations, and in operating the business of NHRS, EPS, through EPSC has made cash advances to or paid expenses on behalf of NHRS in the aggregate amount of approximately $7,054,166.45. These amounts, together with any other advances made by EPS or EPSC to fund the operations of NHRS from November 16, 1999 until the Assignment Date pursuant to Section 4.4 or Section 4.5 or termination of this Agreement pursuant to Section 4.4, will be evidenced by a note payable by NHRS to EPSC in the form of Exhibit C that will be executed and delivered by NHRS to EPSC on the Assignment Date (the "SECOND NHRS NOTE"). On the Assignment Date or the date on which this Agreement is terminated pursuant to Section 4.4 hereof, IM Comet shall deliver to EPS a guaranty in the form of Exhibit D hereto guaranteeing the obligations of NHRS under the First NHRS Note, the Second NHRS Note and (if applicable) the Third NHRS Note and a Stock Pledge Agreement in the form of Exhibit E attached hereto, securing the payment and performance of the First NHRS Note, the Second NHRS Note and (if applicable) the Third NHRS Note.

2. REPRESENTATIONS AND WARRANTIES OF EPS AND EPSC.

        The business of NHRS has been managed primarily by Nystrom and Law under the supervision of the Employees (as such term is defined in the Settlement Agreement) acting in their capacities as employees of EPS or NHRS. Accordingly, although EPS has participated in the business of NHRS, IM Comet (which is controlled by the Employees) and the other Employee Parties (as such term is defined in the Settlement Agreement) have more knowledge regarding the matters addressed in the representations and warranties of EPS set forth in Section 2.1 than EPS itself. The representations and warranties set forth in Section 2.1 shall be deemed to be qualified in all respects by such facts as IM Comet and the Employee Parties know or should know as a result of their participation in the business of NHRS prior to the date hereof. All such facts known to IM Comet and the Employee Parties shall be deemed to be known by IM Comet and the Employee Parties prior to the date hereof and to have been disclosed by EPS


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to NHRS as if set forth in this Agreement. Notwithstanding any provision of this
Agreement to the contrary (and except for any claim or action for breach of any representation and warranty of EPSC or EPS set forth in this Article 2, neither EPSC nor EPS will be liable on the basis of any claim or action that disclosure provided by EPSC and EPS in connection with the transactions contemplated hereby was incomplete. Subject to the foregoing, EPS and EPSC represent and warrant to IM Comet that:

        2.1 NO ENCUMBRANCES. Neither EPS nor EPSC has encumbered the Membership Interests or the assets of NHRS or conveyed any interest in the Membership Interests or assets of NHRS to any party except any of the following: (i) actions that may have been taken by or with the knowledge of IM Comet or the Employee Parties or taken by EPS or EPSC at the direction of the Employee Parties or in performance of and consistent with duties known by one or more of the Employee Parties to be performed by EPS or EPSC on behalf of the Business, as to which EPS and EPSC make no representation or warranty; (ii) purchase money security interests in specific items of equipment used in the Business and interests of lessors and licensors of equipment acquired by EPS or EPSC or their Affiliates pursuant to leases or licenses, which interests, leases and licenses will remain in place and be handled pursuant to Section 4.5; (iii) liens for taxes not yet payable; (iv) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent; (v) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above; and (vi) the Bank Liens defined in, and being handled pursuant to Section 4.4 of this Agreement.

        2.2 AUTHORITY. EPS and EPSC have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform their respective obligations hereunder. This Agreement and all other agreements and instruments to be executed by the parties hereto in connection herewith (together with all other documents to be delivered in connection herewith or therewith, collectively, the "TRANSACTION DOCUMENTS") have (except for Transaction Documents to be executed and delivered solely by parties other than EPS or EPSC) been duly and validly approved by the Board of Directors of EPS and EPSC (the "BOARD OF DIRECTORS") and no other proceedings on the part of EPS or EPSC are necessary to approve this Agreement, consummate the transactions contemplated hereby, or perform hereunder. This Agreement and the other Transaction Documents executed or to be executed by EPS or EPSC have been duly executed and delivered by EPS and EPSC or will, when executed and delivered by or on behalf of EPS or EPSC, as the case may be, be duly executed and delivered on behalf of EPS or EPSC, as the case may be, and constitute and will constitute legal, valid and binding obligations of EPS and EPSC, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights (the "BANKRUPTCY EXCEPTION").

3. REPRESENTATIONS AND WARRANTIES OF IM COMET.

        IM Comet represents and warrants to EPS and EPSC that:

        3.1 ORGANIZATION AND AUTHORITY. IM Comet has all requisite limited liability company authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and to perform their obligations hereunder.


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No other proceedings on the part of IM Comet are necessary to approve this
Agreement, consummate the transactions contemplated hereby, or perform hereunder. This Agreement has been duly executed and delivered by IM Comet and constitutes legal, valid and binding obligations of IM Comet, except as such enforceability may be limited by the Bankruptcy Exception.

        3.2 OPERATION OF BUSINESS. Since March 1, 1999, no Member or Employee Party has made any material commitments or entered into any material obligations, as such commitments or obligations relate to NHRS, which are binding upon EPS or any of its Affiliates other than NHRS and which (a) have not been fulfilled or satisfied in full or (b) are not being assumed by the Members or any of their Affiliates. The Business has been conducted at all times by the Members and the Employees in accordance with applicable laws and regulations, and there are no pending, or to the knowledge of IM Comet and the Employee Parties, threatened, claims, actions or proceedings relating to the operation of the Business other than (x) the litigation with Anthem pending as of the date hereof and (y) certain unwritten claims made by EPS stockholders towards the Employee Parties and their Affiliates.

4. CERTAIN AGREEMENTS OF THE PARTIES.

        4.1 EFFECT OF RESCISSION. It is the intent of the parties to the Securities Purchase Agreement that this Agreement return them as nearly as possible to the same legal and economic position that they would have occupied had the transactions contemplated by the Securities Purchase Agreement never been effected.

        4.2 OPERATION OF THE BUSINESS.

        (a) The parties acknowledge that since March 1, 1999, through the date hereof, while NHRS was managed on behalf and in the name of EPS or its Affiliates, the business and operations of NHRS have changed. The parties further acknowledge that during such period the business of NHRS has been managed and operated primarily by Nystrom and Law under the supervision of the Employee Parties (who control IM Comet) in their capacities as employees of EPS or NHRS, together with persons acting under such persons' direction, control or supervision. IM Comet and NHRS agree that all actions taken or obligations or liabilities assumed by EPS or its Affiliates in managing and operating NHRS shall be deemed to have been taken on behalf and in the name of NHRS and the Members, and NHRS and the Members shall have no claim against EPS, or its Affiliates for such actions, obligations or liabilities, and NHRS and IM Comet (as the managing member of NHRS), on behalf of itself, its members and their respective successors and assigns, hereby forever releases, discharges and acquits EPS, its Affiliates, and their respective members, principals, stockholders, directors, officers, agents, employees, attorneys and representatives, and the successors and assigns of each of them, from any and all Losses (as hereinafter defined), of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated arising from, under or related to the management and operations of NHRS in the name of and on behalf of EPS and its Affiliates.

        (b) From March 1, 1999 through the date hereof, certain aspects of the business of NHRS have been operated in conjunction with other business operations of EPS and its Affiliates. Subject to the provisions of Sections 4.4 and 4.5 hereof, from and after the date


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hereof the business and operations of NHRS shall be separated in all respects from those of EPS and its Affiliates and except as set forth herein will not be subsidized or supported in any way by EPS and its Affiliates. The parties shall in good faith take any and all actions reasonably necessary or advisable to give effect to the separation of the business and operations of NHRS from the operations of EPS and its Affiliates or otherwise give effect to this Section
4.2. Without limiting the generality of the foregoing, the parties agree that:

               (i) To the extent employees of NHRS or employees of EPSC involved primarily in the business of NHRS (collectively, "EMPLOYEES") were active participants or accrued benefits under any "employee benefit plans", as such term is defined in Section 3(3) of the Employee Retirement Income Savings Act of 1974, as amended or other benefits programs or arrangements, which were maintained, contributed to or sponsored on behalf of the employees of EPS or its Affiliates ("BENEFIT PLANS"), such participation shall cease and be terminated as of the Assignment Date.

               (ii) Promptly following the execution and delivery of this Agreement, EPSC and IM Comet shall cooperate and attempt in good faith to agree upon a list of contracts, leases or other agreements of EPS or its Affiliates or of both NHRS and EPS and/or its Affiliates under which NHRS has, prior to the date hereof, received benefits and under which benefits are to be extended to NHRS after the date hereof (the "CONTINUING CONTRACTS"). The Continuing Contracts shall be retained by EPS or its Affiliates, and NHRS and IM Comet shall use commercially reasonable efforts to enter into a separate agreement, contract, lease or other arrangement with the provider or an alternative provider of the services or assets provided under the Continuing Contracts, for the provision of such services or assets directly to NHRS. Until such time as a new contract, lease, agreement or arrangement is obtained from the provider or an alternative provider of such services or assets, NHRS shall make payments to EPS, and not directly to the provider, for its pro rata share of such assets or services, whether received prior to or after the date hereof, no later than five
(5) business days prior to the due date of any payment for such services and assets, so that EPS can process the payment in a timely manner. EPS shall apply the payment so received from NHRS to the timely payment of amounts due to the provider under the Continuing Contract for the services or assets so provided for the benefit of NHRS. Notwithstanding anything contained herein to the contrary, from and after the date hereof, NHRS shall be solely responsible for all insurance of the assets, business and operations of NHRS, and any claims arising or made with respect to such activities shall be the sole responsibility of NHRS.

               (iii) Notwithstanding the foregoing provisions, the parties have agreed that EPSC, as an administrative convenience to NHRS, will pay, on behalf of NHRS, the salaries and other benefits to which the Employees shall be entitled for the period from the Assignment Date through December 31, 1999, but only if and only to the extent that NHRS advances the funds to EPSC to make such payments at least one business day prior to the day on which such payment is due. To facilitate this arrangement, NHRS shall provide EPSC a schedule setting forth all amounts to be paid in writing at least four business days before any such payment is due with the amount of the payment in such detail as EPSC and NHRS may reasonably agree. NHRS will indemnify, defend, and hold harmless EPSC from and against any claims, liabilities and costs incurred by EPSC as a result of or in connection with EPSC's actions pursuant to this subsection (b)(iii), including without limitation arising as a result of any assertion that EPSC is the employer


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of or has any duties to any of the Employees on account of EPSC's actions pursuant to this subsection (b)(iii).

        (c) Notwithstanding anything contained herein to the contrary, NHRS shall retain and/or assume all payment obligations arising pursuant to contracts, commitments, agreements, or other arrangements, whether in the name of EPS, its Affiliates or NHRS, which provide for the payment of referral fees, commissions and other amounts to parties other than EPS, EPSC, and their Affiliates and employees in respect of revenues, income or other earnings arising from the operation of the Business. In addition, NHRS shall retain and/or assume all payment obligations to EPS, EPSC, and their Affiliates and employees pursuant to the contracts listed on the schedule attached hereto as
Schedule 4(c). For purposes of this Agreement, "AFFILIATE" shall have the meaning ascribed to such term in Rule 405 of the Securities Act of 1933, as amended.

        4.3 DISCLAIMER.

        (a) THE NHRS MEMBERSHIP INTEREST BEING TRANSFERRED PURSUANT HERETO, TOGETHER WITH BUSINESS OF NHRS (INCLUDING ITS ASSETS AND LIABILITIES), ARE BEING TRANSFERRED TO IM COMET "AS IS" AND "WHERE IS" AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR USE OR A PARTICULAR PURPOSE, ARE EXCLUDED AND DISCLAIMED (EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 2). IM COMET, FOR ITSELF AND FOR NHRS (AS ITS MANAGING MEMBER), HEREBY WAIVES ALL RIGHTS IT MAY HAVE TO ASSERT ON ITS OWN BEHALF OR ON BEHALF OF NHRS ACTING UNDER ITS CONTROL THAT EPS, EPSC, OR ANY OF THEIR AFFILIATES OR ANY PARTY ACTING ON BEHALF OF EPS, EPSC, OR ANY OF THEIR AFFILIATES HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO NHRS (EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 2 OF THIS AGREEMENT), INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY CONCERNING THE FINANCIAL CONDITION, SALES, PROFITABILITY, INCOME OR FUTURE VALUE OR PROSPECTS OF NHRS AND HEREBY FURTHER WAIVE ALL RIGHTS THEY MAY HAVE TO SEEK DAMAGES, RIGHTS OF OFFSET OR ANY OTHER RELIEF BASED UPON AN ALLEGED BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY CONCERNING NHRS (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT FOR A BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN
ARTICLE 2 OF THIS AGREEMENT).


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        (b) Except as expressly set forth in this Agreement, each party hereto hereby confirms that no other party hereto (or any third person acting on behalf of another party hereto) has made any representation or warranty concerning NHRS or the Business, including, without limitation, the financial condition, sales, profitability, income or future value or prospects of NHRS or the Business. Each party hereto represents and warrants that it has had ample opportunity to conduct a full investigation and evaluation of NHRS and the Business and its present and future prospects and value and that it has completed the investigation and evaluation to its satisfaction and it has made an independent determination of the desirability of entering into this Agreement and consummating the transactions provided for herein for the consideration and upon the terms set forth in this Agreement without relying in any manner upon any representation or warranty of any other party hereto (or any third person acting on behalf of another party hereto).


        (c) EPS AND EPSC HEREBY WAIVE ALL RIGHTS THEY MAY HAVE TO ASSERT THAT NHRS OR IM COMET OR ANY PARTY ACTING ON BEHALF OF NHRS OR IM COMET HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO NHRS (EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT), INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY CONCERNING THE FINANCIAL CONDITION, SALES, PROFITABILITY, INCOME OR FUTURE VALUE OR PROSPECTS OF NHRS AND HEREBY FURTHER WAIVE ALL RIGHTS THEY MAY HAVE TO SEEK DAMAGES, RIGHTS OF OFFSET OR ANY OTHER RELIEF BASED UPON AN ALLEGED BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY CONCERNING NHRS (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT FOR A BREACH OF THE REPRESENTATION AND WARRANTY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT).

        4.4 LIEN RELEASE; INTERIM OPERATIONS. The Membership Interests are subject to liens in favor of EPSC's lenders (the "BANK LIENS"). EPSC shall use commercially reasonable efforts to obtain the following in writing (collectively, the "BANK RELEASE") by December 20, 1999: (a) the termination of the Bank Liens and associated financing statements, (b) the termination of the guaranties made by NHRS in favor of the holders of the Bank Liens (the "GUARANTIES"), (c) the consent from EPSC's lenders to the payment of any portion or all of any amount payable by NHRS or IM Comet to EPS or EPSC pursuant to the First NHRS Note, the Second NHRS Note, the Third NHRS Note (if applicable) and the "Note" (as that term is defined in the Asset Purchase Agreement (as defined below)) by the cancellation of a comparable amount of the $18.276 million subordinated note of EPS held by IM Comet (the "SUBORDINATED NOTE") and (d) the consent to the asset transfers contemplated by that certain Asset Purchase Agreement, dated as of the date hereof, between IM Comet, EPS and EPSC (the "ASSET PURCHASE AGREEMENT") and termination of the related liens on the assets transferred. The date on which the Bank Release is obtained is referred to in this Agreement as the "LIEN RELEASE DATE". If the Bank Release is not obtained by December 23, 1999, either EPS (if neither EPS nor EPSC is in material breach of this Agreement or the Settlement Agreement or any Separation Document referred to therein), or IM Comet (if IM Comet is not in material breach of this Agreement or the Settlement Agreement or any Separation Document referred to therein), may terminate this Agreement. Until the Assignment Date, the Business shall be operated under the


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management and direction and for the account of IM Comet, and IM Comet and EPS and EPSC will cause the Business to be operated in all respects in the ordinary course consistent with past practices and in the best interests of the owners of the Business, provided, however, that neither EPS nor EPSC shall make any advances to NHRS or take any action to incur any obligations on behalf of NHRS or cause NHRS to incur any obligations or make any payments to subsidize or finance the operation of the Business, in each case without obtaining the prior written consent of IM Comet. Any amounts paid by EPS or EPSC pursuant to Section
4.4 to subsidize or finance the operation of the Business from and after November 16, 1999 until the Assignment Date or the termination of this Agreement will be repaid to EPS or EPSC by NHRS through an increase in the amount of the Second NHRS Note as described in Section 1.3. The parties will use commercially reasonable efforts to obtain the Bank Release.

        4.5 LEASES AND LICENSES. EPSC and EPS will continue to make all payments due to third parties under leases, licenses, installment sale contracts, or other forms of financing (and renewals or refinancing thereof) pursuant to which assets used solely in the Business were acquired by EPSC or EPS before the Assignment Date (including without limitation amounts payable to Wareforce or LaSalle National Leasing in respect of computer equipment used solely in the Business) (collectively, the "FINANCED ASSETS"). All amounts paid by EPS or EPSC from and after November 16, 1999 under this Section 4.5 will (provided the Bank Release is obtained and the Assignment Agreement is delivered) be repaid to EPS or EPSC by NHRS through an increase in the amount of the Second NHRS Note as described in Section 1.3 for amounts paid before the Assignment Date, or, after the Assignment Date, by offset reduction of any amounts otherwise payable by EPS or EPSC or any of their Affiliates to IM Comet or any of its successors or permitted assignees or any holder of the Subordinated Note (provided that no offset may be made against the Subordinated Note prior to January 5, 2000). NHRS will hold and operate the Financed Assets according to the terms of the leases, licenses or other financing arrangements pursuant to which the Financed Assets were acquired by EPSC or EPS. Without limiting the foregoing, NHRS will not transfer or relocate any Financed Assets and will keep them free of any liens and encumbrances other than those created by EPS or EPSC.

        4.6 FURTHER ASSURANCES. IM Comet shall not take any action that would cause NHRS to be unable to fulfill its obligations under this Agreement and the agreements entered into by NHRS in connection with this Agreement. EPS and EPSC acknowledge that the agreement in the foregoing sentence is not a guarantee or any obligation on IM Comet to provide additional funds to NHRS. Upon the reasonable request of a party or parties hereto at any time after the date hereof, the other party or parties shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to effectuate the purposes of this Agreement.

        4.7 PURCHASE OF MEMBERSHIP INTERESTS. IM Comet may cause Nystrom and Law to enter into a Rescission Agreement in substantially the form of this Agreement (or to enter into an amendment and joinder to this Agreement) prior to the Assignment Date (an "ADDITIONAL RESCISSION") pursuant to which the acquisition by EPS from them of NHRS Membership Interests pursuant to the Securities Purchase Agreement would be rescinded and the aggregate payment to them of $1.6 million would be repaid to EPS and loaned back to NHRS pursuant to a promissory note guaranteed by IM Comet and secured by the IM Comet pledge agreement


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referenced in Section 1.3. In the event that Nystrom and Law do not enter into an Additional Rescission by the Assignment Date (or the date of any termination pursuant to Section 4.4), IM Comet will issue to EPS or EPSC on the Assignment Date (or the date of any termination pursuant to Section 4.4) a promissory note (the "THIRD NHRS NOTE") in the principal amount of $1,600,000 in substantially the form of Exhibit B in exchange for transfer by EPS or EPSC (as the case may be) to IM Comet of the membership interests of NHRS not owned by IM Comet as a result of the rescission described in Article 1.

        4.8 TRANSFER OF LOCKBOX. EPS and EPSC shall transfer to the control of NHRS as of the Assignment Date any lockbox used exclusively for the Business that is currently held in the name of EPS or EPSC or their respective Affiliates.

5. INDEMNIFICATION.

        5.1 INDEMNIFICATION BY NHRS AND IM COMET. If the Bank Release shall have been obtained and the Assignment Date shall have occurred, NHRS and IM Comet shall and shall cause their successors and assigns to, jointly and severally indemnify, defend, reimburse and hold harmless EPS and its Affiliates and their successors and assigns, and the officers, directors, employees and agents of any of them, from and against any and all claims, losses, damages, liabilities, obligations, assessments, penalties and interest, demands, actions and expenses, whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) ("LOSSES") reasonably incurred by any such indemnitee, arising out of or in connection with any of the following:

        (a) the operation of NHRS at any time or the holding of the Membership Interests by EPS or EPSC, including without limitation, for all net income, gross receipts, sales, use, withholding, payroll, employment, social security, unemployment, excise and property taxes, plus applicable penalties and interest thereon arising relating to NHRS; Employee severance obligations, including WARN Act liabilities; claims by Employees to equity of EPS, other than as specifically provided to the Members or Employees by EPS or EPSC pursuant to written agreement; and leasehold obligations of NHRS;

        (b) any untruth or inaccuracy of any representation or warranty made by NHRS or IM Comet in this Agreement; or

        (c) the breach of any covenant, agreement or obligation of NHRS or IM Comet contained in this Agreement.

        5.2 INDEMNIFICATION BY EPS AND EPSC. If the Bank Release shall have been obtained and the Assignment Date shall have occurred, EPS and EPSC shall jointly and severally indemnify, defend, reimburse and hold harmless NHRS, its Affiliates and IM Comet and its successors and assigns and their respective officers, directors, employees and agents from and against any and all Losses reasonably incurred by any such indemnitee arising out of or in connection with any of the following:

        (a) the operation of the EPS businesses other than NHRS (subject to the obligations of IM Comet under the Asset Purchase Agreement);

        (b) any untruth or inaccuracy of any representation, warranty or certification made by EPS or EPSC in this Agreement; or

        (c) the breach of any covenant, agreement or obligation of EPS or EPSC contained in this Agreement.

        5.3 INDEMNIFICATION PROCEDURE.

        (a) Whenever any claim shall arise for indemnification hereunder (a "CLAIM"), the party entitled to indemnification (the "INDEMNITEE") shall promptly give written notice to the party obligated to provide indemnity (the "INDEMNITOR") with respect to the Claim after the receipt by the Indemnitee of reliable information of the facts constituting the basis for the Claim; but the failure to timely give such notice shall not relieve the Indemnitor from any obligation under this Agreement, except to the extent, if any, that the Indemnitor is materially prejudiced thereby.

        (b) Upon receipt of written notice from the Indemnitee of a Claim, the Indemnitor shall provide counsel (such counsel subject to the reasonable approval of the Indemnitee) to defend the Indemnitee against the matter from which the Claim arose, at the Indemnitor's sole cost, risk and expense. The Indemnitee shall cooperate in all reasonable respects, at the Indemnitor's sole cost, risk and expense, with the Indemnitor in the investigation, trial, defense and any appeal arising from the matter from which the Claim arose; provided, however, that the Indemnitee may (but shall not be obligated to) participate (at its sole expense) in any such investigation, trial, defense and any appeal arising in connection with the Claim. Notwithstanding the foregoing, if both the Indemnitor and the Indemnitee are named parties in any action or proceeding and the Indemnitee shall have concluded in its reasonable judgment, based upon an opinion of counsel, that there may be one or more legal defenses available to it that are materially different from or in addition to those available to the Indemnitor, and if the Indemnitee reasonably believes based upon an opinion of counsel that the Indemnitee's interests will be adversely and materially affected if such legal position or defense is not pursued in such action or proceeding, the Indemnitor shall bear the expense of the Indemnitee's separate participation, including the reasonable fees, costs and expenses of one separate counsel for the Indemnitee (or multiple Indemnitees). It is understood that the Indemnitor shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnitees. If the Indemnitee elects to so participate, the Indemnitor shall cooperate with the Indemnitee, and the Indemnitor shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that is relevant to the defense of such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee and its counsel shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder. The Indemnitor shall have the right to elect to settle any claim for monetary damages only without the Indemnitee's consent, if the settlement includes a complete release of the Indemnitee. If the settlement does not include such a release, it will be subject to the consent of the Indemnitee, which will not be unreasonably withheld. The Indemnitor may not admit any liability of the Indemnitee or waive any of the Indemnitee's rights without the Indemnitee's prior written consent, which will not be unreasonably withheld. If the subject of any Claim results in a judgment or settlement, the Indemnitor shall promptly pay such judgment or settlement.

        (c) If the Indemnitor fails to assume the defense of the subject of any Claim in accordance with the terms of Section 4.5(b), or if the Indemnitor fails diligently to prosecute such defense, the Indemnitee may defend against the subject of the Claim, at the Indemnitor's sole cost, risk and expense, in such manner and on such terms as the Indemnitee deems appropriate, provided, however, that the Indemnitee shall not be entitled to settle the Claim without the Indemnitor's consent, which consent shall not be unreasonably withheld. If the Indemnitee defends the subject of a Claim in accordance with this Section, the Indemnitor shall cooperate with the Indemnitee and its counsel, at the Indemnitor's sole cost, risk and expense, in all reasonable respects, and shall deliver to the Indemnitee or its counsel copies of all pleadings and other information within the Indemnitor's knowledge or possession reasonably requested by the Indemnitee or its counsel that are relevant to the defense of the subject of any such Claim and that will not prejudice the Indemnitor's position, claims or defenses. The Indemnitee shall maintain confidentiality with respect to all such information consistent with the conduct of a defense hereunder.

        (d) The obligation of the Indemnitor to indemnify the Indemnitee against Losses arising under this Agreement shall be in addition to any other obligations the Indemnitor might otherwise have and any other rights the Indemnitee might otherwise have.

        5.4 PAYMENT. All payments owing under Section 5.3 will be made promptly as indemnifiable Losses are incurred. If the Indemnitee defends the subject matter of any Claim in accordance with Section 5.3(c) or proceeds with separate counsel in accordance with Section 5.3(b), the expenses (including attorneys' fees) incurred by the Indemnitee shall be paid by the Indemnitor in advance of the final disposition of such matter as incurred by the Indemnitee, if the Indemnitee undertakes in writing to repay any such advances in the event that it is ultimately determined that the Indemnitee is not entitled to indemnification under the terms of this Agreement or applicable law. In addition to any rights of offset or other rights that an Indemnitee may have at common law, by statute or otherwise, each Indemnitee shall have the right to offset any payment obligations of such Indemnitee to any Indemnitor.

6. MISCELLANEOUS.

        6.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon personal delivery or three (3) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested from such service or upon receipt of electronic or other confirmation of transmission if sent via facsimile to the parties, their successors in interest or their assignees at the following addresses and telephone numbers, or at such other addresses or telephone numbers as the parties may designate by written notice in accordance with this Section 6.1:

               If to NHRS:
                                            IM Comet
                                            435 North Oakhurst Drive
                                            Beverly Hills, CA  90210
                                            Tel: (310) 858-5830
                                            Fax: (310) 858-5840
                                            Attn: Chris Massey

               With a copy to:              Latham & Watkins
                                            505 Montgomery Street, Suite 1900
                                            San Francisco, California 94111
                                            Tel: (415) 391-0600
                                            Fax: (415) 395-8095
                                            Attn: Jeffrey T. Pero, Esq.

               If to EPS or EPSC:           EPS Solutions Corporation
                                            695 Town Center Drive, Suite 700
                                            Costa Mesa, California  92626
                                            Tel: (714) 429-5500
                                            Fax: (714) 429-4800
                                            Attn: General Counsel

               With a copy to:              Gibson, Dunn & Crutcher LLP
                                            4 Park Plaza, Jamboree Center
                                            Irvine, California  92614
                                            Tel: (949) 451-3800
                                            Fax: (949) 451-4220
                                            Attn: Thomas D. Magill, Esq.

        6.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon EPS, EPSC, IM Comet and NHRS and their respective permitted successors and assigns. Except as specifically set forth in Sections 5.1 and 5.2, nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

        6.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its conflicts-of-law principles.

        6.4 COUNTERPARTS. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

        6.5 COMPLETE AGREEMENT. This Agreement and the exhibits hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral representations, negotiations, commitments, and understandings.

        6.6 MODIFICATIONS, AMENDMENTS AND WAIVERS. No amendment of this Agreement will be effective unless in writing signed by the parties hereto. The parties hereto shall not be deemed to have waived any of their respective rights hereunder unless such waiver be in writing and signed by the party so waiving its right. No delay or omission on the part of either party in exercising its rights hereunder shall operate as a waiver of such right or any other right. A waiver on one occasion shall not be construed as a bar to, or waiver of, that right or any other right or remedy on a future occasion.

        6.7 HEADINGS; REFERENCES. The headings contained in this Agreement are for reference purposes only and do not affect he meaning hereof.

        6.8 SEVERABILITY. If any provision of this Agreement is found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable in that jurisdiction under any applicable statute or controlling law, the illegal, invalid, or unenforceable provision will be deemed not to be a part of the Agreement in that jurisdiction unless without such provision, the purposes and intent of this Agreement cannot fairly be carried out, and the legality, validity, and enforceability in that jurisdiction of the remaining provisions and the legality, validity and enforceability of this entire Agreement in other jurisdictions will not be affected.

        6.9 EXPENSES OF TRANSACTIONS. All fees, costs and expenses incurred by NHRS or IM Comet in connection with the transactions contemplated by this Agreement shall be borne by NHRS and IM Comet, and all fees, costs, and expenses incurred by EPS or EPSC in connection with the transactions contemplated by this Agreement shall be borne by EPS.

        6.10 DISPUTES.

               (a) Reference. Subject to the provisions of Section 6.11 hereof, any controversy or dispute between either EPS or EPSC and NHRS or IM Comet involving the construction, interpretation, application or performance of the terms, covenants or conditions of this Agreement or in any way arising under or relating to this Agreement shall, on demand of any of the parties by written notice hereto served on the others in the manner prescribed in Section 6.1 hereof, be determined pursuant to the general reference provisions of California Code of Civil Procedure ("CCP") Section 638(1), et seq., by a retired or former judge of the Superior Court for the County of Orange, State of California. The parties intend this general reference provision to be specifically enforceable in accordance with said Section 638(1).

               (b) Commencement. The reference may be commenced by any party hereto by the filing in the Superior Court of the State of California for the County of Orange of a petition or a motion for a general reference. The petition and any opposition or response thereto shall recite in a clear and meaningful manner the factual basis of the controversy between the parties and identify the issues to be submitted to the referee for decision.

               (c) Referee. The petition or motion shall designate as a sole referee a retired judge from the Orange County, California, Judicial Arbitration & Mediation Services ("JAMS") panel acceptable to that party (the "Referee"). If the parties to the reference proceeding are unable to agree upon a Referee, the Presiding Judge or any judge of the Orange County Superior Court to whom the matter is assigned shall appoint a retired or former Orange County Superior Court Judge from the JAMS panel as the Referee.

               (d) Specific Enforcement. The parties acknowledge that the terms of this Section 6.10 are specifically enforceable and that the decision by the Referee is tantamount to a judgment by a trial court (CCP Section 644) and is subject to review in accordance with CCP Section 645, and that any judgment rendered in the trial court is appealable in the same manner as any other trial court judgment.

        6.11 REMEDIES. Each of the parties acknowledges and agrees that the legal remedies available to each party in the event any party violates or breaches any of the provisions of Article 1 or Section 4.2, 4.4, 4.5, 4.6 or 4.7 of this Agreement would be inadequate and that EPS and EPSC (if the breach is by IM Comet or NHRS acting under the control of IM Comet), or IM Comet or NHRS acting under the control of IM Comet (if the breach is by EPS or EPSC), shall be entitled to institute and prosecute proceedings in accordance with Section 6.10, to enjoin such breaching party from violating any of such provisions and to enforce the specific performance by such breaching party of any of such provisions, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as the non-breaching party may elect to invoke. All applicable actions may be taken by such non-breaching party without bond and without prejudice to any other rights and remedies available for a breach of this Agreement. The failure of any party to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

        6.12 SUBMISSION TO JURISDICTION. All actions or proceedings arising in connection with this Agreement for injunctive relief or matters (if any) not subject to general reference, shall be tried and litigated exclusively in the state or federal courts located in the County of Orange, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of his Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph , and stipulates that the state and federal courts located in the County of Orange, State of California shall have in personam jurisdiction over each of them for the purpose of litigating any such dispute, controversy, or proceeding. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in Section 6.1. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

        6.13 ATTORNEYS' FEES. If NHRS or IM Comet, or any of their Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against EPS or any of its Affiliates, successors or assigns, or if EPS or any of its Affiliates, successors or assigns brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against NHRS or IM Comet or any of their Affiliates, successors or assigns, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "ACTION"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "DECISION") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

        For the purposes of this Section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

        For purposes of this paragraph, "PREVAILING PARTY" includes, without limitation, a party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined that there is no prevailing party. Any dispute with respect to the existence or identity of the prevailing party shall be resolved by the Referee.

        6.14 INTENDED THIRD PARTY BENEFICIARIES. All Indemnitees under Article 5 are intended third party beneficiaries of Article 5 of this Agreement and shall be entitled to enforce the provisions of Article 5 as if they were parties to this Agreement.

                            [Signature page follows.]

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.


EPS SOLUTIONS CORPORATION


By: _____________________________________

Name:____________________________________

Title:___________________________________


ENTERPRISE PROFIT SOLUTIONS CORPORATION


By: _____________________________________

Name:____________________________________

Title:___________________________________

NATIONAL HEALTHCARE RECOVERY SERVICES, LLC


By: /s/ DAVID H. HOFFMAN
    -------------------------------------

Name: David H. Hoffman
      -----------------------------------

Title: CEO
       -------------------------------------


IM COMET LLC, a Nevada limited liability company

By: Comet Capital Corp. NV
Its:  Manager
      By: /s/ ERIK WATTS
          -------------------------------
      Name: Erik Watts
      Title: Manager
             ----------------------------

                                      S-1